Exhibit 10.17
PURCHASE AND SALE AGREEMENT

Seller:	WALLACE JORDAN, LLC and Dan Jordan, Individually

Seller’s Address:	P.O. Box 52501 Tulsa, Oklahoma 74152

Buyer:	SANDRIDGE ENERGY, INC., a Delaware Corporation

Buyer’s Address:	1601 N. W. Expressway, Suite 1600 Oklahoma City, OK 73118

Date Executed:	June 7, 2007

Date Effective:	May 1, 2007
     Seller, named above, and Buyer, named above, enter into this Purchase and Sale Agreement (“Agreement”), in consideration of Seller’s agreement to sell, and Buyer’s agreement to buy the properties, pipelines and gathering/marketing systems described in this Agreement.
     In consideration of the mutual covenants, conditions and considerations provided below, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:
1.	The Property. Seller will convey to Buyer all of Seller’s interest in and to the following properties, pipelines and gathering/marketing systems (the “Properties”):
(a) Seller’s interests in all of those Properties which interests and properties are described and identified on Exhibit “A” to Assignment and Bill of Sale attached hereto as Attachment I.
(b) All files, records and data in the actual or constructive possession of Seller relating to the properties described including, without limitation, all title records, prospect division order and lease files, geological, geophysical and seismic records, data and information, production records, electric logs, core data, pressure data and decline curves and graphical production curves and other related matters.

(c) All of Seller’s right, title and interest in and to personal property, improvements, lease and well equipment, easements, permits, licenses, servitudes and rights-of-way (including, but not by way of limitation, all wells, casing, tubing, tanks, boilers, separators, buildings, fixtures, machinery, injection facilities, salt water disposal facilities, compression facilities, and other equipment, processing plants, gathering systems, pipelines, power lines, telephone and telegraph lines, roads and other appurtenances and easements) situated upon the lands identified in Attachment I; provided, this conveyance is subject to the terms and conditions of each easement, license, permit and servitude, including any limitation upon the right of assignment.
     2. Purchase Price. Buyer will pay to Seller at closing the amount of $3,300,000.00 (the “Purchase Price”), subject to adjustment as the parties may agree to give effect to the Effective Date. Additionally, Buyer agrees to pay to Seller any prepayments and well costs invoiced and paid by Seller on the Longfellow SS 600 40-1 well located in Section 40, Block 600, M.A. Jones Survey, A-8883, Pecos County, Texas. As of the date hereto, this amounts to approximately $236,611.14, subject to post closing adjustment described in Section 4 below.
      3. Closing. The sale and purchase of the Properties (the “Closing”) will be held on June 11, 2007, at Seller’s offices in Tulsa, Oklahoma. Buyer shall deliver to Seller the Purchase Price provided in Section 2 above. At the Closing, Seller shall deliver or cause to be delivered to Buyer:
(a)	Assignment and Bill of Sale in the form set forth in Attachment I;

(b)	Consents to assignment for any oil & gas contracts/agreements requiring consent;

(c)	Releases of all liens burdening the Properties;

(d)	UCC-3 Termination Statements;

(e)	All other items required to be delivered hereunder or as may be requested by Buyer which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby, including, but not limited to, approval from the SandRidge Energy, Inc. Board of Directors.
     4. Post Closing. Within sixty (60) days after the Closing Date, if applicable, Buyer shall prepare and deliver to Seller a statement setting forth actual credits, charges, receipts and other items before and after the Effective Date. At Seller’s written request, Buyer shall deliver to Seller reasonable documentation supporting the calculations set forth on the statement.

      5. Conveyance Effective Date, Proration of Production Expenses. The conveyance from Seller will be effective as of May 1, 2007 (“Effective Date”). All revenues and expenses attributable to production from the Properties before such date will be owned by, and the responsibility of, the Seller. All revenues and expenses attributable to production from the Properties after such date will be owned by, and the responsibility of, the Buyer.
     6. Taxes. Seller will be responsible for all taxes relating to the Properties for years prior to 2007. Buyer will be responsible for all taxes (exclusive of federal, state or local income taxes) relating to the Properties for tax year 2007 and thereafter.
     7. Indemnity. Buyer will indemnify and hold Seller harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, the Properties, for all periods after the Effective Date. Seller will indemnify and hold Buyer harmless from and against any and all liability, liens, demands, judgments, suits, and claims of any kind or character arising out of, in connection with, the Properties, for all periods before the Effective Date.
     8. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
          8.1 Existing Burdens. To the best of Seller’s knowledge, the lease burdens and other existing burdens on the Properties do not reduce the net revenue interest below the percentages set forth on Exhibit A. Seller does not warrant net revenue interest, except by, through and under Seller as to the interests specifically set forth on Exhibit A, but not otherwise.
          8.2. Authority and Conflicts. Seller has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement shall not: (a) violate, conflict with, or require the consent of any person or entity under any provision of Seller’s governing documents; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Seller is a party or to which any of the Properties or Seller is bound; (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial, or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Seller; or, (d) result in the creation of any lien, charge, or encumbrance on any of the Properties.
          8.3. Authorization. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite action on the part of Seller.
          8.4. Enforceability. This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal and binding obligation of Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statutes, equitable principles, or other similar laws affecting the rights of creditors generally (“Equitable Limitations”). At Closing, all documents and instruments required to be executed and delivered by Seller shall be duly executed and delivered and shall constitute legal, valid, enforceable and binding obligations of Seller, except as enforceability may be limited by Equitable Limitations.
          8.5. Title. Seller makes no warranty of title, express, implied, statutory or otherwise, as to the Properties, except as to claims arising by, through or under Seller, but not otherwise.
          8.6. Equipment. Seller EXPRESSLY DISCLAIMS AND NEGATES (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (D) ANY OTHER WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED.
     9. Representations by Buyer. Buyer represents to Seller that the following statements are true and correct:
          9.1. Authority and Conflicts. Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement. The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated by this Agreement shall not: (a) violate, conflict with, or require the consent of any person or entity; (b) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice or both would constitute a default) or require any consent, authorization, or approval under any agreement or instrument to which Buyer is a party; or (c) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial, or administrative order, award, writ, injunction, statute, rule, or regulation applicable to Buyer.
          9.2. Authorization. The execution and delivery of this Agreement has been, and the performance of this Agreement and the transactions contemplated by this Agreement shall be at the time required to be performed, duly and validly authorized by all requisite action on the part of Buyer.

          9.3. Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal and binding obligation of Buyer enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, or moratorium statutes, equitable principles, or other similar laws affecting the rights of creditors generally (“Equitable Limitations”). At Closing, all documents and instruments required to be executed and delivered by Buyer shall be duly executed and delivered and shall constitute legal, valid, enforceable and binding obligations of Buyer, except as enforceability may be limited by Equitable Limitations.
     10. Title and Other Examination and Curative. Prior to Closing, Buyer will examine title to the Properties at its own expense. However, Seller will make available to Buyer all of Seller’s title opinions, certificates of title, abstracts of title, title data, records and files relating to the Properties (including without limitation all well files and well logs) and information relating to the Properties as soon as possible after the execution of this Agreement. All title to the Properties must be acceptable to Buyer prior to the Closing Date.
      11. Transfer, Documentary Taxes; Commission, Brokerage Fees. Buyer will pay and bear all documentary or transfer taxes and recording fees, resulting from this transaction. No commission or brokerage fees will be paid by Buyer in connection with this transaction and Seller will indemnify and hold Buyer harmless from any claims of brokers or finders acting, or claiming to have acted, on behalf of Seller.
     12. Further Assurances, Intent. It is Seller’s intent to convey to Buyer all of Seller’s interest, legal, beneficial or equitable in the Properties. In this regard, Seller agrees to execute and deliver to Buyer all instruments, conveyances and other documents and to do such other acts not inconsistent with this Agreement as may be necessary or advisable to carry out Seller’s intent, including without limitation, Letters-in-lieu of transfer orders to the purchasers of production.
     13. Notices. All notices and communications require or permitted under this Agreement shall be in writing, delivered to or sent by U.S. Mail or Express Delivery, postage prepaid, by prepaid telegram, or by facsimile transmission addressed as follows:

Seller:	Mr. Dan Jordan Wallace Jordan, LLC P.O. Box 52501 Tulsa, Oklahoma 74152 (405) 398-6060-office (405) 398-6061-facsmile wjllc@tulsacoxmail.com

Buyer:	SandRidge Energy, Inc. 1601 N. W. Expressway, Suite 1600 Oklahoma City, OK 73118 Attention: General Counsel (405) 753-5500-office
     14. Parties in Interest. This Agreement will inure to the benefit of and be binding upon Seller and Buyer and their respective heirs, successors and assigns only upon execution and delivery hereof by both parties. Delivery of an executed copy of this Agreement by facsimile transmission shall be conclusively deemed to be delivery of an original counterpart hereof. No assignment by any party shall relieve any party of any duties or obligations under this Agreement.
     15. Complete Agreement. This Agreement constitutes the complete agreement between the parties regarding the purchase and sale of the Properties. Where applicable, all of the terms of this Agreement shall survive the Closing. Time is of the essence with respect to the performance or nonperformance of the obligations or conditions contained herein.
     16. Survival. The representations, covenants and indemnities contained herein shall survive the closing of this transaction.
     EXECUTED this 7th day of June, 2007.
SELLERS:

WALLACE JORDAN, LLC
By:	/s/ Dan Jordan
	Name:	Dan Jordan
	Title:	Managing Partner

DAN JORDAN
By:	/s/ Dan Jordan
Dan Jordan

BUYER SANDRIDGE ENERGY, INC.
By:	/s/ Larry K. Coshow
	Name:	Larry K. Coshow, CPL
	Title:	Executive Vice President, Land

EXHIBIT “A”
Attached to and made a part of that certain Purchase and Sale Agreement dated June 7, 2007, by and between SandRidge Energy, Inc., as Buyer and Wallace Jordan, L.L.C. and Dan Jordan, as Seller covering various properties and interests in Pecos County, Texas.

			Wallace	Wallace
			Jordan	Jordan
LEASE	COUNTY	STATE	WI	NRI
LONGFELLOW 600 9-1	PECOS	TX	5.0000	4.0000
LONGFELLOW 600 9-2	PECOS	TX	5.0000	4.0000
LONGFELLOW 2 28-1	PECOS	TX	5.0000	4.0000
LONGFELLOW 600 15-01	PECOS	TX	10.0000	7.5000
LONGFELLOW 600 15-02	PECOS	TX	10.0000	7.5000
LONGFELLOW 600 15-03	PECOS	TX	10.0000	7.5000
LONGFELLOW 600 15-04	PECOS	TX	10.0000	7.5000
LONGFELLOW 600 15-07	PECOS	TX	10.0000	7.5000
LONGFELLOW STATE “E” 2-1	PECOS	TX	10.0000	7.5000
LONGFELLOW STATE “E” 2-2	PECOS	TX	10.0000	7.5000
LONGFELLOW 139 36-1	PECOS	TX	76.0000	57.0000
LONGFELLOW 136 14-1	PECOS	TX	84.0000	63.0000
LONGFELLOW SS 600 40-1	PECOS	TX	10.0000	7.5000

			Wallace	Wallace
			Jordan	Jordan
LEASE	COUNTY	STATE	WI	NRI
WEST PINON GATHERING SYSTEM	PECOS	TX	5.0000
SABINO PIPELINE	PECOS	TX	10.0000
INTEGRA ENERGY (1)	PECOS	TX	2.0000
BEREXCO ACREAGE, Sec. 16, 20, 22 & 24, Blk. 139	PECOS	TX	261 acs	73.5000
BEREXCO ACREAGE, Sec. 14, Blk. 139	PECOS	TX	84.0000	64.0000
BEREXCO ACREAGE, Sec. 40, Blk. 600	PECOS	TX	10.0000	7.6500
NEG ACREAGE, Sec. 2, Blk. 600; Sec. 32, Blk. 130	PECOS	TX	127.946 ac	75.0000
NEG ACREAGE, Sec. 15, Blk. 600; Sec. 28, 34, Blk. 130	PECOS	TX	97.597 ac	75.0000

(1)	This asset is owned by Dan Jordan only. All other properties listed on this Exhibit “A” are owned by Wallace Jordan, LLC only.
It is Wallace Jordan, LLC’s intent to convey to SandRidge all of Wallace Jordan, LLC’s right, title and interest in Pecos County, Texas, in and to the subject lands, regardless of the omission of any particular well(s), leases or errors in description and interest amounts.
END OF EXHIBIT “A”